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                                   EXHIBIT 4.1

                                U.S. VISION, INC.
                         1998 DIRECTOR COMPENSATION PLAN


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                                U.S. VISION, INC.
                         1998 DIRECTOR COMPENSATION PLAN


         1. PURPOSE. The purpose of the Director Compensation Plan (the "Plan") of U.S. Vision, Inc., a Delaware corporation ("USV" or the "Company"), is to further the long-term growth and development of the Company by promoting a close identity of interest among the Company, its Outside Directors (defined below), and its stockholders and by providing an effective means of attracting and retaining outstanding board members through annual grants of stock to Outside Directors upon whose judgment and ability the Company depends for its continued success.

         2. ELIGIBILITY. Any member of the Company's board of directors ( the "Board") who is not an employee of USV or a subsidiary of USV ("Outside Director") may participate in the Plan.

         3. EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective when adopted by the Board and shall remain in effect until terminated by the Board.

         4. STOCK SUBJECT TO THE PLAN. An aggregate of 16,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), are authorized for issuance and delivery under the Plan, subject to adjustment as provided in
Section 8 hereof. Such shares may be authorized but unissued shares, whether now or hereafter authorized, or issued shares that have been reacquired by USV.

         5. STOCK GRANTS. Effective as of the date of the Company's 1998 annual meeting of stockholders every Outside Director shall receive a grant (the "Grant") of $15,000 of Common Stock. The number of shares to be issued to each Outside Director shall be determined by dividing $15,000 by the closing price of the Common Stock as reported on Nasdaq on the date of each annual meeting of stockholders.

         6. ADJUSTMENT FOR 1998. In lieu of cash compensation for services provided during the first six months of 1998, each Outside Director shall receive 833 shares.

         7. PLAN ADMINISTRATION. The Plan shall be administered by the Board. The Board shall have full and final authority to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other actions necessary and advisable for the administration of the Plan. Decisions and determinations of the Board on all matters relating to the Plan shall be in its sole discretion and shall be conclusive.

         8. CHANGES IN CAPITALIZATION. If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or other property (other than ordinary dividends) are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of USV, reorganization, recapitalization, reclassification, dividend, stock split, spin-off, split-off, or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares reserved for issuance under the Plan.

         9. NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan nor any action taken pursuant to the Plan shall constitute evidence of any agreement or understanding, express or implied, that USV will retain an Outside Director as a member of the Board for any period of time or at any particular rate of compensation.

         10. AMENDMENT, MODIFICATION, AND TERMINATION. The Board may terminate and amend or modify the Plan in any respect at any time; provided, however, that the Board shall condition any


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amendments on the approval of stockholders, if such approval is necessary or advisable with respect to securities, tax or other applicable law. No amendment, modification, or termination of the Plan shall in any manner adversely affect the rights of any Outside Director with respect to shares of Common Stock to which he or she becomes entitled prior to such amendment, modification or termination or with respect to amounts that have been credited to a deferred compensation account.

         11. RESTRICTIONS ON DELIVERY AND SALE OF SHARES; LEGENDS. Each share of Common Stock issued under the Plan is subject to the condition that if at any time the Board, in its discretion, shall determine that the listing, registration or qualification of such shares upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the delivery of shares thereunder, the delivery of any or all shares may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Common Stock purchasable or otherwise deliverable hereunder, the Outside Director shall as a condition to any delivery of Common Stock hereunder, represent, in writing if requested, that the shares received are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless USV shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1993 and any applicable state securities laws. USV shall include on certificates representing shares delivered pursuant to the Plan such legends referring to the foregoing representations or restrictions and any other applicable restrictions on resale as the Committee, in its discretion, shall deem appropriate.